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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
EXCO Resources, Inc.:

We consent to the incorporation by reference in the registration statements Form S-3 (No. 333-49135) and Form S-8 (No. 333-64331) of EXCO Resources, Inc. of our report dated August 11, 1998, with respect to the consolidated balance sheet of Rio Grande, Inc. and subsidiaries as of January 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended January 31, 1998, which report appears in the Form 8-KA of EXCO Resources, Inc. dated March 17, 1999.

Our report dated August 11, 1998, contains an explanatory paragraph that states that Rio Grande, Inc. has suffered recurring losses from operations and has net capital deficiencies, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP

KPMG LLP

San Antonio, Texas
March 3, 2000





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